EXHIBIT 23.2

CONSENT OF GARY GIROUX

The undersigned, Gary Giroux, hereby states as follows:

I, Gary Giroux, assisted with the preparation of the “NI 43-101 Technical Report – The North Bullfrog Project, Bullfrog Mining District, Nye County, Nevada” dated April 1, 2014 (the “Technical Report”) portions of which are summarized (the “Summary Material”) in the Quarterly Report on Form 10-Q for Corvus Gold Inc. (the “Company”) which is incorporated by reference into the Company’s Registration Statement on Form S-8 (333-198689).

I hereby consent to the Summary Material concerning the Technical Report and the reference to my name and the name of Giroux Consultants Ltd. in the Form 10-Q as incorporated by reference into the Form S-8 (333-198689).

Date: October 14, 2014	By:	/s/ Gary H. Giroux
Name: Gary Giroux, M.A. Sc., P. Eng.,
Giroux Consultants Ltd.